Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Hennessy Advisors, Inc. on Form S-3 of our report dated December 2, 2014, with respect to our audits of the financial statements of Hennessy Advisors, Inc. as of September 30, 2014 and 2013 and for the years ended September 30, 2014 and 2013, which report is incorporated herein by reference in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp
San Francisco, California
February 6, 2015